Exhibit 99.1

DATAJUNGLE SOFTWARE NAMES CRAIG HARPER

AS CHIEF TECHNOLOGY OFFICER

OTTAWA – (MARKET WIRE) – August 7, 2007 – DataJungle Software Inc. (OTCBB:DJSW), a leading provider of next generation "on demand" business intelligence software, today announced that it has named Craig Harper as the Company’s Chief Technology Officer.  Reporting to DataJungle’s CEO, Harper is charged with overseeing the Company’s technology team and IT infrastructure, as well as guiding the strategic direction of DataJungle’s product development platform.

Commenting on Harper’s appointment, David Morris, Chief Executive Officer of DataJungle, noted, “To ensure that DataJungle fully maximizes and enhances our proven value proposition to the enterprise marketplace, it was essential that we fill our CTO role with an effective leader capable of executing with strong entrepreneurial focus and an intuitive understanding of market trends as they relate to new product and business development.  Given Craig’s impressive credentials, industry expertise, remarkable energy, keen commercial awareness and proven leadership skills, there is little doubt that he will fast prove to be a tremendous asset to DataJungle and a valuable contributor to our Company’s future success.”

“I am thrilled to be joining DataJungle, particularly at such a critically important time in the Company’s evolutionary process,” stated Harper.  “The success of SalesForce.com demonstrates the power of Software as a Service (SaS), and DataJungle is uniquely positioned to become the leading ‘on-demand, instant access’ provider in the BI space. I firmly believe that DataJungle’s robust, scalable and graphically rich interface combined with its ease-of-use, help to make Matrix the ideal SaS BI offering.”

An accomplished developer with a successful track record in building strong cross-functional teams that develop and implement methodologies and strategic technology plans for niche markets, Harper brings DataJungle nearly two decades of experience as a visionary, entrepreneur and executive manager. Prior to joining DataJungle, he co-founded Apisphere Inc., a Geo-enabled mobile messaging company in 2006.  He also served as President/CTO at Lilien Systems, where he was responsible for growing revenues 375% over four years, helping to take the Company from $4 million in annual sales to over $32 million.  Harper was also Chief Technology Officer and a member of the founding executive team at Avasta, Inc., which purchased SiteRock and other xSP companies between 2000 and 2003, and was subsequently acquired by Navisite, Inc. (NAVI). There, he invented Prasma - Avasta's flagship application management platform - and architected Avasta's secure, active self-healing network and Data Center.  While at Avasta, Harper was also named one of the “Top 50 IT Executives at xSPs” by InfoWorld magazine.  Previous executive postings included EC1.COM (Chairman/CEO), Lastorders.com (Strategist), E-FOREX, Inc. (President and CTO), International Financial and Trading Network (CTO), and Liquid Grafx Enterprises (Founder & CEO).

An author of over 50 white papers and articles, Harper completed the Channel Elite MBA Program at Babson College in Boston, MA., holds an honorary Masters Degree in Information Technology Management from Cornwall University, and earned two BS degrees in Quantitative Economics & Decision Science and Computer Science from the University of California, San Diego.

About DataJungle Software Inc.

DataJungle Software develops proprietary enterprise business intelligence front-end applications for leading business intelligence infrastructures, including the Microsoft and Cognos platforms.  DataJungle's flagship product, Matrix, is the most robust and comprehensive BI dashboard software solution available for these platforms, which are the most widely deployed BI infrastructures in the world. Matrix integrates with Microsoft SQL Server, Analysis Services, Reporting Services, the KPI Framework, Virtual Earth, and SharePoint.

Matrix encompasses the full range of capabilities required by the broadest range of user classes in an organization -- these include: dashboarding, OLAP analysis, Web reporting, collaboration, annotation, scorecarding, location intelligence, and wireless alerting.  Matrix provides unmatched flexibility, end-user customizability, and impact, and was designed to require minimal training for end users and administrators.  Some of the world's leading companies use DataJungle software, including General Motors, Hewlett-Packard, Raytheon, Flextronics, Bausch & Lomb, BEA Systems, and Emerson Electric.  DataJungle is a Microsoft Gold Certified Partner and a Cognos Technology Partner.  For more information, please visit www.datajungle.com.

Safe Harbor Statement

This release may contain forward-looking statements.  These forward-looking statements are neither promises nor guarantees, but involve risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements.  Readers should not place undue reliance on any such forward-looking statements that are based solely on information known as of the date of this release.  DataJungle disclaims any obligation to update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

Larry Bruce

(613) 254-7246 ext.110

info@datejungle.com

1 Hines Road, Suite 202

Ottawa, Ontario, Canada K2K 3C7

Dodi Handy, President and CEO, or

Daniel Conway, Chief Strategist

Elite Financial Communications Group

407-585-1080 or via email at djsw@efcg.net